Exhibit 10.2

Amendment to Employment Agreement between

Slavie Federal Savings Bank and Philip E. Logan

In February 2005, the compensation committee of the board of directors increased Mr. Logan’s annual compensation, effective January 1, 2005, to $115,000 per year. In February 2005, the compensation committee of the board of directors also determined that Mr. Logan was entitled to a bonus of $11,000 for service during 2004.